Exhibit 99.1

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS
RECORD FIRST QUARTER EARNINGS

17th Consecutive Quarterly Dividend Increase to $0.17 Per Common Share

Paramus, New Jersey, April 15, 2004 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today net income of $56.2 million for the first quarter of 2004, an increase of $4.0 million, or 7.7%, compared with net income of $52.2 million for the first quarter of 2003. Basic and diluted earnings per common share were $0.31 and $0.30, respectively, for the first quarter of 2004 compared with basic and diluted earnings per common share of $0.29 and $0.28, respectively, for the first quarter of 2003. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the first quarter of 2004 were 16.75% and 1.29%, respectively, compared with 15.66% and 1.44%, respectively, for the first quarter of 2003.

“The first quarter of 2004 has seen a certain degree of stability in interest rates, resulting in a lower level of prepayment and re-pricing activity on our mortgage-related assets than we experienced during 2003,” said Ronald E. Hermance, Jr., President and Chief Executive Officer. “The increase in earnings for the first quarter of 2004 resulted from the continued growth of our assets, which was at an annualized rate of over 20% for the quarter, and from our ability to achieve this growth while controlling operating expenses. The value generated from these outstanding results is being passed to our shareholders in the form of another dividend increase,” added Mr. Hermance.

Dividend Declared
 The Board of Directors declared a quarterly cash dividend of $0.17 per common share, representing an increase from the cash dividend of $0.16 per common share declared during the previous quarter. The cash dividend is payable on June 1, 2004 to stockholders of record at the close of business on May 7, 2004.

Annual Meeting
 Hudson City Bancorp has scheduled May 21, 2004 as the date of its 2004 Annual Meeting of Stockholders. The voting record date for stockholders was April 2, 2004.

Dividend Waiver
 During the first quarter of 2004, Hudson City, MHC, the majority owner of Hudson City Bancorp, Inc. common stock, applied for and received regulatory approval to waive receipt of dividend payments on the Hudson City Bancorp stock it owns. This waiver applies to any dividend declared during 2004. The additional operating capital remaining at Hudson City Bancorp will be used for general corporate purposes.

Statement of Financial Condition Summary
 Total assets increased $886.6 million, or 5.2%, to $17.92 billion at March 31, 2004 from $17.03 billion at December 31, 2003. The increase in total assets reflected a $647.2 million increase in loans and a $562.4 million increase in investment securities held to maturity. These increases were partially offset by a $471.5 million decrease in investment securities available for sale due to calls during this low interest rate environment.

Hudson City Bancorp originated and purchased first mortgage loans of approximately $247.3 million and $761.1 million, respectively, during the first quarter of 2004 compared with $387.6 million and $418.0 million, respectively, for the corresponding period in 2003. Loan originations and purchases were exclusively in one- to four-family mortgage loans. The larger volume of purchased mortgage loans, when compared to originated loans, allowed us to grow and diversify our mortgage loan portfolio at a relatively low overhead cost during a traditionally slow period for originating loans. Included in mortgage loan originations were refinanced mortgage loans of $30.9 million for the first quarter of 2004. Modifications of existing mortgage loans during the first three months of 2004, which are not included in mortgage loan originations, amounted to $62.7 million.

During the first quarter of 2004 we began to classify certain government sponsored agency security purchases as held to maturity. Of the agency securities purchased and classified as held to maturity, $446.6 million have step-up features, where the interest rate is increased on scheduled future dates. These securities have call options that are generally effective prior to the initial rate increase but after an initial non-call period of three months to one year. The initial rate for the securities purchased was higher than interest rates on similar agency securities offered at the time of purchase without the step-up feature. The rate increases are at least one percent per adjustment and are fixed over the life of the security.

Total liabilities increased $827.0 million, or 5.3%, to $16.53 billion at March 31, 2004 from $15.70 billion at December 31, 2003. The increase in total liabilities reflected a $306.2 million increase in total deposits and a $500.0 million increase in borrowed funds. The increase in total deposits reflected a $357.6 million increase in our interest-bearing High Value Checking account during the first quarter of 2004 to $3.01 billion. The increase in borrowed funds was the result of securing $650.0 million of new borrowings with initial reprice dates ranging from three months to three years, partially offset by calls of borrowed funds in an aggregate amount of $150.0 million.

Total stockholders’ equity increased $59.6 million, or 4.5%, to $1.39 billion at March 31, 2004 from $1.33 billion at December 31, 2003. The increase in stockholders’ equity was primarily due to net income of $56.2 million for the first three months of 2004 and a $23.6 million increase in accumulated other comprehensive income, primarily due to an increase in the fair value of our available for sale investment portfolio, reflecting decreases in longer term interest rates during the first quarter. However, the increase in interest rates in April 2004 is expected to decrease the fair value of the available for sale portfolio, as the securities are primarily fixed rate. The increase in stockholders’ equity also reflected a $3.3 million increase due to the exercise of 466,814 stock options, a $12.7 million permanent tax benefit due to the exercise of stock options and a $4.6 million increase due to the commitment of shares for our employee stock benefit plans.

These increases in stockholders’ equity were partially offset by repurchases of 700,000 shares of our common stock at an aggregate cost of $27.4 million, purchases of 100,000 shares of common stock for our recognition and retention plan at an aggregate cost of $3.9 million and cash dividends declared and paid to common stockholders of $9.6 million. The cash dividend paid to common stockholders reflected an approximate $20.0 million decrease from the previous quarter due to the waiver of the dividend payment to Hudson City, MHC. As of March 31, 2004 there remained approximately 7.0 million shares authorized to be purchased under our current stock repurchase program. Our stockholders’ equity to asset ratio at March 31, 2004 was 7.75%.

Statement of Income Summary
 Market interest rates, while still at historical lows, were generally stable during the second half of 2003 and the first quarter of 2004. Long-term interest rates declined slightly during the first quarter of 2004, but increased in April 2004 due to the release of economic data, which returned the rates to approximately the beginning of year levels. This relative stability during the first quarter followed general market interest rate declines during the first half of 2003. The stabilization of interest rates decreased the prepayment activity on our mortgage-related assets in the first quarter of 2004 from the high volume of prepayment activity experienced in the first three quarters of 2003. The decrease in the prepayment activity resulted in a decrease in the amortization of the net premiums on our mortgage-related assets, which increased the yield on these assets. This low interest rate environment also afforded us the opportunity to realize gains on the sale of certain of our mortgage-backed securities.

Total interest and dividend income for the three months ended March 31, 2004 increased $14.5 million, or 7.3%, to $213.0 million compared with $198.5 million for the three months ended March 31, 2003. This increase was primarily due to a $2.94 billion, or 20.7%, increase in the average balance of interest-earning assets to $17.11 billion for the three months ended March 31, 2004 from $14.17 billion for the three months ended March 31, 2003, reflecting our planned balance sheet growth. Offsetting the effect of the increase in the average balance of interest-earning assets was a 63 basis point decrease in the annualized weighted average yield on total average interest-earning assets to 4.98% for the first quarter of 2004 compared with 5.61% for the first quarter of 2003. This decrease in yield reflected the overall decrease in long-term market interest rates experienced during 2003 and the first quarter of 2004, and the continued growth of our interest-earning assets during that period.

The $16.4 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $2.11 billion. The $13.5 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.42 billion, which reflected the investment of certain of the cash flows from the high level of prepayment activity on our mortgage-related assets in 2003 into investment securities, and the decision to shorten the overall weighted-average life of our assets by investing in callable securities with initial call dates of three months to one year. The $13.9 million decrease in interest on mortgage-backed securities was primarily due to a $563.8 million decrease in the average balance due to high levels of prepayment activity and sales, and a 50 basis point decrease in the annualized weighted average yield due to the low market interest rates.

Total interest expense for the three months ended March 31, 2004 increased $1.5 million, or 1.6%, to $97.5 million compared with $96.0 million for the three months ended March 31, 2003. This increase was due to a $2.92 billion, or 23.1%, increase in the average balance of total interest-bearing liabilities to $15.57 billion for the three months ended March 31, 2004 compared with $12.65 billion for the corresponding period in 2003. The increase in the average balance was primarily used to fund our growth initiatives. Partially offsetting the effect of the increase in the average balance was a 56 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.52% for the three-month period ended March 31, 2004 compared with 3.08% for the three-month period ended March 31, 2003. The lower annualized weighted-average cost of total interest-bearing liabilities was primarily due to the growth of our interest-bearing liabilities during the low interest rate environment experienced during 2003 and the first quarter of 2004.

The $7.4 million increase in interest expense on interest-bearing demand deposits was primarily due to a $1.69 billion increase in the average balance of interest-bearing demand deposits due to the growth of our

High Value Checking account product, notwithstanding a 45 basis point decrease in the annualized weighted-average cost. The $7.4 million increase in interest expense on borrowed funds was primarily due to an increase in the average balance of borrowed funds of $1.70 billion, notwithstanding an 86 basis point decrease in the annualized weighted-average cost. The decrease in interest expense on time deposits of $11.9 million was primarily due to a decrease in the annualized weighted-average cost of 62 basis points, due to the low market interest rate environment, and a $498.2 million decrease in the average balance that we believe is primarily due to transfers of deposits to our High Value Checking product.

Net interest income for the three months ended March 31, 2004 increased $12.9 million, or 12.6%, to $115.5 million compared with $102.6 million for the corresponding period in 2003. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.46% for the first quarter of 2004 compared with 2.53% for the corresponding period in 2003. For the first quarter of 2004, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.69% compared with 2.86% for the corresponding 2003 period.

The increase in net interest income reflected the growth initiatives employed during 2003 and the first quarter of 2004. The decrease in the net interest rate spread and net interest margin reflected the general decline in long-term interest rates during 2003 and the first quarter of 2004, and the relative stability of short-term interest rates during that same period, as our interest-earning assets generally price off long-term market rates and our interest-bearing liabilities generally price off short-term market rates. However, the net interest rate spread and the net interest margin for both the first quarter of 2004 and the fourth quarter of 2003 increased when compared to the previous reported quarter, primarily due to the decrease in prepayment activity on our mortgage-related assets and the subsequent decrease in the amortization of the net premium. If market interest rates remain stable and the prepayment activity continues to decrease or stabilize, we expect this upward trend in the net interest rate spread and the net interest margin to continue.

The provision for loan losses for the three-month periods ended March 31, 2004 and 2003 was $225,000. Net charge-offs for the first quarter of 2004 were $7,000 compared with net charge-offs of $2,000 for the first quarter of 2003. The allowance for loan losses increased $218,000 to $26.7 million at March 31, 2004 compared with $26.5 million at December 31, 2003. Non-performing loans at March 31, 2004 were $22.4 million compared with $20.3 million at December 31, 2003. The ratio of non-performing loans to total loans was 0.24% at March 31, 2004 compared with 0.23% at December 31, 2003. The ratio of allowance for loan losses to total non-performing loans was 119.32% at March 31, 2004 compared with 131.09% at December 31, 2003.

Total non-interest income for the three months ended March 31, 2004 was $3.6 million compared with $5.5 million for the corresponding 2003 period. The decrease in total non-interest income reflected a $1.8 million decrease in gains on securities transactions, net, to $2.4 million for the first quarter of 2004 compared with $4.2 million for the first quarter of 2003. The gains on securities transactions, net, during the first quarter of 2004 resulted from an opportunity to realize gains from the sale of certain mortgage-backed securities prior to interest rate changes which would have adversely affected their fair market value. The historically low interest rate environment enabled us to realize these gains on the sales of securities, as the lower rates increased the fair value of the fixed-rate securities sold. The total cash flow from the sales of these securities was $126.4 million.

Total non-interest expense for the three months ended March 31, 2004 and 2003 was $29.1 million and $25.5 million, respectively. Our efficiency ratio for the three months ended March 31, 2004, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 24.38% compared with 23.62% for the corresponding 2003 period. Our annualized ratio of non-interest expense to average total assets for the three months ended March 31, 2004 was 0.67% compared with 0.70% for the corresponding period in 2003. Non-interest expense consists primarily of compensation and employee benefits, net occupancy expense and other expenses. The increase in non-interest expense reflected increases in compensation and employee benefits, primarily due to an increase in our employee stock ownership plan expense, which is based on the current price of our stock.

Income tax expense for the three months ended March 31, 2004 was $33.7 million compared with $30.1 million for the corresponding 2003 period. The effective rate for the first quarter of 2004 was 37.45% compared with 36.58% for the first quarter of 2003. The increase in income tax expense was primarily due to increases in income before income tax expense.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 81 full-service branches in fourteen New Jersey counties and has 1,068 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2004	2003
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$116,602	$190,984
Federal funds sold	113,900	63,600

Total cash and cash equivalents	230,502	254,584
Investment securities held to maturity	563,841	1,366
Investment securities available for sale	1,772,270	2,243,812
Federal Home Loan Bank of New York stock	160,000	164,850
Mortgage-backed securities held to maturity	4,005,352	4,292,444
Mortgage-backed securities available for sale	1,560,478	1,130,257
Loans	9,450,227	8,803,066
Less:
Deferred loan fees	10,053	10,255
Allowance for loan losses	26,765	26,547

Net loans	9,413,409	8,766,264
Foreclosed real estate, net	1,103	1,002
Accrued interest receivable	79,093	80,220
Banking premises and equipment, net	32,564	31,354
Other assets	101,337	67,207

Total Assets	$17,919,949	$17,033,360

		.
Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$10,349,986	$10,057,285
Noninterest-bearing	410,029	396,495

Total deposits	10,760,015	10,453,780
Borrowed funds	5,650,000	5,150,000
Accrued expenses and other liabilities	121,014	100,214

Total liabilities	16,531,029	15,703,994

Common stock, $0.01 par value, 800,000,000 shares authorized; 231,276,600 shares issued, 189,602,811 shares outstanding at March 31, 2004 and 189,835,997 shares outstanding at December 31, 2003	2,313	2,313
Additional paid-in capital	558,160	543,589
Retained earnings	1,439,943	1,396,257
Treasury stock, at cost; 41,673,789 shares at March 31, 2004 and 41,440,603 shares at December 31, 2003	(569,034)	(547,859)
Unallocated common stock held by the employee stock ownership plan	(49,023)	(49,513)
Unearned common stock held by the recognition and retention plan	(11,080)	(9,463)
Accumulated other comprehensive income (loss), net of tax	17,641	(5,958)

Total stockholders’ equity	1,388,920	1,329,366

Total Liabilities and Stockholders’ Equity	$17,919,949	$17,033,360

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2004	2003
	(In thousands, except per
	share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$123,087	$106,709
Interest and fees on consumer and other loans	2,049	2,125
Interest on mortgage-backed securities held to maturity	45,851	61,075
Interest on mortgage-backed securities available for sale	15,796	14,399
Interest on investment securities held to maturity:
Taxable	1,326	17
Exempt from federal taxes	5	5
Interest and dividends on investment securities available for sale-taxable	23,937	11,690
Dividends on Federal Home Loan Bank of New York stock.	659	1,990
Interest on federal funds sold	317	526

Total interest and dividend income	213,027	198,536

Interest Expense:
Interest on deposits	49,769	55,684
Interest on borrowed funds.	47,719	40,270

Total interest expense	97,488	95,954

Net interest income	115,539	102,582
Provision for Loan Losses.	225	225

Net interest income after provision for loan losses	115,314	102,357

Non-Interest Income:
Service charges and other income	1,194	1,302
Gains on securities transactions, net	2,437	4,171

Total non-interest income	3,631	5,473

Non-Interest Expense:
Compensation and employee benefits	19,684	16,916
Net occupancy expense	3,940	3,863
Federal deposit insurance assessment.	417	378
Computer and related services	539	335
Other expense.	4,473	4,030

Total non-interest expense	29,053	25,522

Income before income tax expense	89,892	82,308
Income Tax Expense	33,663	30,107

Net income	$56,229	$52,201

Basic Earnings Per Share	$0.31	$0.29

Diluted Earnings Per Share	$0.30	$0.28

Weighted Average Number of Common Shares Outstanding:
Basic	181,523,963	182,764,282
Diluted	187,040,989	187,557,530

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2004			2003
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$8,836,842	$123,087	5.57%	$6,729,310	$106,709	6.34%
Consumer and other loans	135,302	2,049	6.06	126,172	2,125	6.74
Federal funds sold	139,674	317	0.91	185,053	526	1.15
Mortgage-backed securities at amortized cost.	5,540,780	61,647	4.45	6,104,615	75,474	4.95
Federal Home Loan Bank of New York stock.	160,213	659	1.65	141,639	1,990	5.62
Investment securities at amortized cost	2,301,503	25,268	4.39	880,963	11,712	5.32

Total interest-earning assets	17,114,314	213,027	4.98	14,167,752	198,536	5.61

Noninterest-earnings assets	319,175			318,520

Total Assets	$17,433,489			$14,486,272

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$943,526	2,331	0.99	$905,571	3,229	1.45
Interest-bearing demand accounts	2,992,267	15,626	2.10	1,301,176	8,182	2.55
Money market accounts	618,330	1,472	0.96	624,200	2,107	1.37
Time deposits	5,642,579	30,340	2.16	6,140,805	42,166	2.78

Total interest-bearing deposits	10,196,702	49,769	1.96	8,971,752	55,684	2.52
Borrowed funds	5,376,374	47,719	3.57	3,682,778	40,270	4.43

Total interest-bearing liabilities	15,573,076	97,488	2.52	12,654,530	95,954	3.08

Noninterest-bearing liabilities:
Noninterest-bearing deposits	394,167			386,924
Other noninterest-bearing liabilities.	123,683			111,640

Total noninterest-bearing liabilities	517,850			498,564

Total liabilities.	16,090,926			13,153,094
Stockholders’ equity	1,342,563			1,333,178

Total Liabilities and Stockholders’ Equity	$17,433,489			$14,486,272

Net interest income/net interest rate spread (2).		$115,539	2.46%		$102,582	2.53%

Net interest-earning assets/net interest margin (3)	$1,541,238		2.69%	$1,513,222		2.86%

Ratio of interest-earning assets to interest-bearing liabilities.			1.10x			1.12x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended March 31,
	2004	2003
Return on average assets	1.29%	1.44%
Return on average stockholders’ equity	16.75	15.66
Net interest rate spread	2.46	2.53
Net interest margin	2.69	2.86
Non-interest expense to average assets.	0.67	0.70
Efficiency ratio (2).	24.38	23.62
Dividend payout ratio	51.61	37.93
Cash dividends declared per common share	$0.16	$0.11

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At of For the	At of For the
	Three-Month Period	Year Ended
	Ended March 31, 2004	December 31, 2003
Asset Quality Ratios:
Non-performing loans to total loans	0.24%	0.23%
Non-performing assets to total assets	0.13	0.12
Allowance for loan losses to non-performing loans	119.32	131.09
Allowance for loan losses to total loans	0.28	0.30
Capital Ratios:
Average stockholders’ equity to average assets	7.70%	8.73%
Stockholders’ equity to assets	7.75	7.80
Book value per common share.	$7.66	$7.33
Regulatory Capital Ratios:
Bank:
Tangible capital	7.00%	7.24%
Leverage (core) capital	7.00	7.24
Total risk-based capital.	19.77	20.89

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